Exhibit 3.1

STATE OF LOUISIANA

PARISH OF EAST BATON ROUGE

RESTATED ARTICLES OF INCORPORATION

OF

INVESTAR HOLDING CORPORATION

NOW, THEREFORE, BE IT KNOWN, that on this 6th day of November, 2013, before me, Notary Public, duly qualified and commissioned IN AND FOR THE AFORESAID Parish and State, and the undersigned competent witnesses, personally came and appeared John J. D’Angelo, herein appearing and acting in his capacity as President of Investar Holding Corporation, a Louisiana corporation, and validly existing under the Louisiana Business Corporation Law, for the purpose of executing as his authentic act these Restated Articles of Incorporation of Investar Holding Corporation:

AND SAID APPEARER further declared that these Restated Articles of Incorporation of Investar Holding Corporation accurately copy the Articles of Incorporation of Investar Holding Corporation dated September 24, 2009, and all amendments thereto in effect as of the date hereof, without substantive change, except for the following amendments made and reflected in these Restated Articles of Incorporation of Investar Holding Corporation: (i) an amendment to Article IV to provide that the preferred stock has no par value and to further amend Article IV as set forth hereinbelow; (ii) an amendment to Article VI with respect to the manner in which the Board of Directors and any committees thereof may conduct business by means of conference telephone or similar means of communication and the deletion of the language regarding extensions of credit; (iii) an amendment to Article VII to specify the required and permitted officers of the corporation and deleting language with respect to the appointment of attorneys, others agents and officers; (iv) an amendment to delete Article IX with respect to the calling of annual or special meetings of the shareholders of this Financial Institution; (v) an amendment to delete from old Article X now Article IX language regarding the voting rights of preferred stock and the vote required in connection with the merger, consolidation, share exchange or amendment to the Articles of Incorporation; (vi) an amendment adding new Article X which specifies the voting requirements for certain extraordinary organizational and business events involving the corporation; (vii) an amendment to delete old Articles XI and XII of the Articles of Incorporation; and (viii) an amendment deleting the provisions in old Article XIII now Article XI regarding the indemnification of directors, advisory directors, officers and employees of the corporation (collectively, the “Amendments”);

AND SAID APPEARER further declared that, the shareholders of the corporation acting by unanimous written consent adopted resolutions adopting and approving this restatement of the Articles of Incorporation of Investar Holding Corporation and the Amendments effected by this restatement;

AND SAID APPEARER further declared that each Amendment to the Articles of Incorporation of Investar Holding Corporation has been effected in conformity with law;

AND SAID APPEARER further declared that the Restated Articles of Incorporation of Investar Holding Corporation shall be as follows:

ARTICLE I.

This corporation shall be known as and its title is declared to be INVESTAR HOLDING CORPORATION, and under this name, style and title, it shall have and enjoy corporate succession perpetually from the date hereof, unless sooner dissolved according to law.

This corporation shall have a corporate seal which may be altered at pleasure, and shall use the same by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced; but failure to affix a seal shall not affect the validity of any instrument.

ARTICLE II.

The parish of domicile of this corporation shall be the Parish of East Baton Rouge, State of Louisiana.

ARTICLE III.

The objects and purposes of this corporation are to carry on, conduct and engage in any lawful activity for which business corporations may be organized, as is now or may hereafter be authorized by law, and to do any and all things incidental thereto.

ARTICLE IV.

The maximum number of shares of capital stock of this corporation that may be issued from time to time by action of the Board of Directors is 45,000,000 shares, of which 40,000,000 shares shall be $1.00 par value common stock and 5,000,000 shares shall be preferred stock, no par value.

Without necessity of action by the shareholders, the authorized shares of capital stock of this corporation may be issued, in whole or in part, on one or more occasions, for such consideration and on such other terms and conditions as may be fixed by the Board of Directors. Upon payment or delivery of the consideration fixed by the Board of Directors for newly issued shares of capital stock, such shares shall be deemed fully paid for. This corporation shall not be obligated to issue certificates for fractional shares.

Shares of preferred stock may be issued from time to time in one or more series, with such designations, voting powers, preferences, dividend or redemption rights or other relative rights or restrictions, limitations or qualifications and as shall be stated and expressed in an amendment to these articles of incorporation adopted by the Board of Directors. Each such series of preferred stock shall be distinctly designated. The designations, voting powers, preferences, dividend or redemption rights or other relative rights or restrictions, limitations or qualifications may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly granted authority to fix the designations, voting powers, preferences, dividend or redemption rights or other relative rights or restrictions, limitations or qualifications, for any and all such series, including without limitation the following: (i) the distinctive designation of and the number of shares of preferred stock that shall constitute such series; provided that such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors; (ii) the rate and time at which, and the terms and conditions upon which, dividends, if any, on shares of preferred stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other series of preferred stock or any other class of capital stock and whether such dividends shall be cumulative or noncumulative; (iii) the right, if any, of the holders of preferred stock of such series to convert the same into, or exchange the same, for shares of any other class of capital stock or any series of any class of capital stock and the terms and conditions of such conversion or exchange; (iv) whether shares of preferred stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, the shares of preferred stock of such series may be redeemed; (v) the rights, if any, of the holders of preferred stock of such series upon the voluntary or involuntary liquidation of this corporation; and (vi) the terms of the sinking fund or redemption or purchase account, if any, to be provided for the preferred stock of such series.

No transfer of shares of capital stock shall be binding upon this corporation unless recorded on its books and records or the books and records of its transfer agent.

This corporation may repurchase or redeem its shares of capital stock in a manner and on the conditions permitted and provided under and as may be authorized by the Board of Directors, and any shares repurchased may be reissued or canceled as the Board of Directors may determine.

The shareholders of this corporation shall not have preemptive rights.

ARTICLE V.

The name and address of the incorporator of this corporation is John J. D’Angelo, 7244 Perkins Road, Baton Rouge, Louisiana 70808.

ARTICLE VI.

The business and the affairs of this corporation and all of the corporate powers thereof shall be vested in and shall be exercised exclusively by a Board of Directors, composed of not less than five (5) nor more than thirty (30) persons. A majority of the Board of Directors shall constitute a quorum for the transaction of any and all business, and the acts of a majority of the Directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors.

Any Director absent from a meeting of the Board of Directors or any committee thereof may be represented by any other Director or shareholder, who may cast the vote of the absent Director by proxy according to the written instructions, general or special, of the absent Director.

The Board of Directors may designate one or more committees as it may deem necessary and proper, each committee to consist of one or more of the directors of this corporation (and one or more directors may be named as alternate members to replace any absent or disqualified regular members), which, to the extent provided by resolution of the Board or in these articles of incorporation or the bylaws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of this corporation, and may have power to authorize the seal of this corporation to be affixed to documents. Such committee or committees shall have such name or names as may be stated in the articles of incorporation or the bylaws, or as may be determined, from time to time, by the Board of Directors. Any vacancy occurring in any such committee shall be filled by the Board of Directors, but the president may designate another director to serve on the committee pending action by the Board. Each such committee shall hold office during the term of the Board constituting it, unless otherwise ordered by the Board. The designation of and delegation of authority to a committee shall not relieve the directors of any responsibility imposed on them by law.

Any action which may be taken at a meeting of the Board of Directors or any committee thereof may be taken by a consent in writing signed by all of the Directors or by all members of the committee, and filed with the records of proceedings of the Board of Directors, and the Board of Directors or any committee thereof may participate in and hold meetings by means of conference telephone or other similar means of communication, provided that all persons participating in the meeting can hear and communicate with each other.

Any vacancy that may exist or occur among the Directors, either by death, resignation or otherwise, shall be filled by election by the remaining directors, and any director or directors so elected to fill any vacancy, shall hold office until the next regular election or until their successor or successors shall be elected and qualified.

ARTICLE VII.

The Board of Directors of this corporation shall elect a President, a Secretary and a Treasurer, and may elect a Chief Executive Officer, a Chief Financial Officer and one or more Vice Presidents. Any two of these offices may be combined in one person, provided that no person holding more than one office may sign in more than one capacity any certificate or other instrument required by law to be signed by two officers.

ARTICLE VIII.

The Board of Directors shall have the power to adopt, amend and alter by-laws for the government of this corporation not inconsistent with the provisions of law or these articles of incorporation.

ARTICLE IX.

In all matters to be voted upon by shareholders including the election of directors, each shareholder of record shall be entitled to one (1) vote, either in person or by proxy, for each share of common stock outstanding in his/her/its name on the books of this corporation. Cumulative voting is prohibited and the Directors shall be elected by plurality vote.

ARTICLE X.

1.	The vote of two-thirds of the voting power present in person or by proxy at an annual or special meeting of shareholders shall be required to amend the articles of incorporation of this corporation.

2.	Except as otherwise provided in the Louisiana Business Corporation Law, the vote of two-thirds of the voting power present in person or by proxy at an annual or special meeting of shareholders shall be required in connection with a merger, consolidation or share exchange to which this corporation is a party.

3.	The vote of two-thirds of the total voting power of this corporation at a special meeting of the shareholders shall be required to dissolve or to sell, lease, exchange or otherwise dispose of all or substantially all of the assets of this corporation.

ARTICLE XI.

Neither the incorporators nor the shareholders shall ever be held liable for the contracts of this corporation, nor shall any informality or defect in organization of this corporation have the effect of rendering these articles of incorporation null or of making the incorporators or shareholders personally liable for any of the acts of this corporation.

The directors and officers of this corporation shall have no personal liability to this corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director or officer. This provision shall not eliminate or limit the personal liability of any director or any officer (a) for any breach of the directors’ or officers’ duty of loyalty to this corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law; (c) for liability under Section 92(D) of the Louisiana Business Corporation Law; or (d) for any transaction from which the director or officer derived an improper personal benefit.

THUS DONE AND PASSED, in my office in Baton Rouge, Louisiana, the 6th day of November, 2013, in the presence of the two undersigned competent witnesses, who hereunto sign their names with the said appearer and me, Notary, after reading of the whole.

WITNESSES:

/s/ Patrice Theriot	/s/ John J. D’Angelo
Name: Patrice Theriot	John J. D’Angelo, President of Investar
Holding Corporation

/s/ Denise Landry
Name: Denise Landry

        /s/ Angela Powell

NOTARY PUBLIC

      Name:   Angela Powell

My Commission expires at my death.

Notarial ID/Bar Roll #:79745

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